Exhibit 99.2

MSC Industrial Supply Co. Tel.800.645.7270 Fax.800.255.5067 www.mscdirect.com

MSC ANNOUNCES PLAN TO LAUNCH SELF-TENDER

OFFER AND RELATED STOCK REPURCHASE

FOR UP TO $390 MILLION OF ITS COMMON STOCK

MELVILLE, NY and DAVIDSON, NC, July 6, 2016 - MSC INDUSTRIAL SUPPLY CO. (NYSE: MSM), “MSC” or the “Company,” a premier distributor of Metalworking and Maintenance, Repair and Operations supplies to industrial customers throughout North America, today announced its plan to launch a “modified Dutch auction” tender offer for up to $300 million of its Class A common stock at a price per share not less than $66.00 and not greater than $72.50.The tender offer is expected to commence on or about July 7, 2016 and will remain open for at least 20 business days.

A "modified Dutch auction" tender offer allows shareholders to indicate how many shares and at what price within the Company's specified range they wish to tender. Based on the number of shares tendered and the prices specified by the tendering shareholders, the Company will determine the lowest price per share within the range that will enable the Company to purchase shares having an aggregate purchase price of up to $300 million. The Company also reserves the right, in the event that more than $300 million of its shares are tendered in the tender offer at or below the purchase price, to purchase up to an additional 2% of its outstanding shares of Class A common stock (excluding shares held by the Company’s Class B shareholders) without amending or extending the tender offer. All shares purchased by the Company in the tender offer will be purchased at the same price. Shareholders whose shares are purchased in the tender offer will be paid the determined purchase price in cash, less any applicable withholding taxes and without interest, after the expiration of the tender offer.

The Company also announced that it has entered into a stock purchase agreement with the holders of the Company’s Class B common stock to purchase from such shareholders a pro rata number of shares at the same price per share as will be paid by the Company in the tender offer, such that their percentage ownership and voting power in the Company would remain substantially the same as prior to the tender offer. The Class B shareholders also have agreed not to participate in the tender offer. Based on their ownership of Class A and Class B shares representing approximately 23.2% of the Company’s outstanding shares, if the tender offer is fully subscribed, the Company would repurchase a total of approximately $390 million of its common stock through the tender offer and the stock purchase agreement (representing approximately 8.7% to 9.6% of the Company’s outstanding shares of common stock as of July 1, 2016).

The Company expects to finance the share purchases in the tender offer and under the stock purchase agreement with proceeds from the sale of $175 million in aggregate principal amount of unsecured Senior Notes to be issued to New York Life Insurance Company and one or more of its affiliates, and borrowings under its existing revolving credit facility. The tender offer will not be conditioned upon any minimum number of shares being tendered, but will be subject to the successful closing of the sale of the Notes and other customary conditions that will be described in the tender offer documents. The tender offer documents, which will be distributed to shareholders upon commencement of the tender offer, also will contain tendering instructions and a complete explanation of the tender offer’s terms and conditions. Shares of the Company’s Class A common stock that would be purchased pursuant to the tender offer and the stock purchase agreement would not reduce the number of shares that the Company may repurchase under its existing stock repurchase plan.

Today’s announcement is aligned with the Company’s capital allocation philosophy of periodically returning excess capital to shareholders. The action will both return excess capital to shareholders and optimize the Company’s balance sheet, increasing the tenor of its debt and lowering its overall cost of capital. Once completed, the action will result in the Company having a leverage ratio of approximately 1.4 times on a debt to EBITDA basis, maintaining the flexibility to capitalize on future opportunities, whether they be investments in organic growth, acquisitions, further share repurchases or returning additional capital to shareholders via dividends.

The Company expects that the dealer managers for the tender offer will be J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC. Georgeson LLC will serve as information agent for the tender offer and Computershare will serve as the depositary for the tender offer.

Neither MSC, its directors, the dealer managers, the information agent, nor the depositary makes any recommendation as to whether to tender shares or as to the price at which to tender them.

MSC INDUSTRIAL SUPPLY CO. ANNOUNCES PLANS TO LAUNCH SELF-TENDER	Page - 2 -

Additional Information Regarding the Planned Tender Offer

This release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s Class A common stock. The planned tender offer described in this release has not yet commenced and there can be no assurance that the Company will commence the tender offer on the terms described in this release or at all. The tender offer to buy the Company’s Class A common stock will only be made pursuant to an Offer to Purchase, Letter of Transmittal and related materials that the Company expects to send to its shareholders and file with the Securities and Exchange Commission upon commencement of the tender offer. SHAREHOLDERS ARE URGED TO CAREFULLY READ THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER, THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Once the tender offer is commenced, shareholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase, Letter of Transmittal and other documents that the Company expects to file with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. Shareholders may also obtain a copy of these documents from the Company’s information agent, Georgeson LLC, by calling toll-free at 800-248-7690.

Contact Information

Investors:	Media:
John G. Chironna	Paul Mason
Vice President, Investor Relations and Treasurer	Director, Corporate Communications
(704) 987-5231	(704) 987-5313

About MSC Industrial Supply Co. MSC Industrial Supply Co. (NYSE:MSM) is a leading North American distributor of metalworking and maintenance, repair, and operations (MRO) products and services. We help our customers drive greater productivity, profitability and growth with more than 1 million products, inventory management and other supply chain solutions, and deep expertise from 75 years of working with customers across industries.

Our experienced team of over 6,500 associates is dedicated to working side by side with our customers to help drive results for their businesses - from keeping operations running efficiently today to continuously rethinking, retooling, and optimizing for a more productive tomorrow.

For more information on MSC, please visit www.mscdirect.com.

# # #